Exhibit 10.40

CONSENT AND AMENDMENT NO. 1

TO

AGREEMENT OF LIMITED PARTNERSHIP

SBE Partners LP

THIS CONSENT AND AMENDMENT NO. 1 TO AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is made and entered into this 29th day of May, 2009, by and between Catena Oil & Gas LLC, a Texas limited liability company, and EFS O&G, LLC, a Delaware limited liability company.

RECITALS:

A. Reference is herein made to that certain Agreement of Limited Partnership dated January 15, 2007, by and between the parties hereto, governing SBE Partners LP, a Texas limited partnership (the “Partnership Agreement”). Capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Partnership Agreement.

B. Subject to the terms hereof, the Partners deem it in their best business judgment and mutual best interests to execute and deliver this Agreement in order to (i) approve the sale by the Partnership of a portion of its oil and gas assets to the General Partner, (ii) amend and modify the Partnership Agreement in certain respects and (iii) make the other covenants, agreements, representations and warranties contained herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein and in the Partnership Agreement, the Partners do hereby agree as follows:

Section 1. Approval of Sale. The Partners hereby consent and approve the resolutions stated below:

WHEREAS, the Partnership and the Partners have reviewed and considered the terms and conditions of the proposed sale of an undivided interest in the Oil and Gas Properties of the Partnership to the General Partner, and based on that review, have determined that the terms and conditions thereof, expressly including the price, are fair to the Partnership;

RESOLVED, that the Partnership enter into that certain Purchase and Sale Agreement (the “PSA”) dated as of even date herewith, with the General Partner in order to convey to it an undivided interest in all of the Oil and Gas Properties of the Partnership, with the PSA to be in the form attached hereto as Exhibit A to this Agreement;

RESOLVED FURTHER, that the form of and all the terms and provisions of the PSA, expressly including the price to be paid and the valuation of the Oil and Gas Properties to be conveyed, and all other documents and instruments to be executed and delivered by the Partnership in connection therewith (including the Assignment in the form attached as an exhibit to the PSA), are hereby approved in all respects;

RESOLVED FURTHER, that the General Partner is hereby authorized and directed, in the name and on behalf of the Partnership, to execute and deliver the PSA and all other documents and instruments to be executed in connection therewith; and

RESOLVED FURTHER, that the General Partner is hereby authorized and directed, in the name and on behalf of the Partnership, to take or cause to be taken all such actions as in its reasonable judgment shall be necessary to cause the Partnership to perform its covenants and obligations under the PSA and to take or cause to be taken all such further action, in the name and on behalf of the Partnership, as in its reasonable judgment shall be necessary in order to carry out the intent, and accomplish the purposes, of the PSA and all other documents and instruments to be executed and delivered by the Partnership in connection therewith; provided, that any material election, consent, waiver or other determination accorded the Partnership under the PSA or such other documents or instruments (including agreement by the Partnership to any post-closing settlement under Section 6.2 of the PSA) shall require the prior written consent of the Limited Partner.

Without limiting the foregoing but for purposes of clarity, the Partners agree that the foregoing approval by them of the foregoing resolutions shall constitute full and complete authorization under the Partnership Agreement (including Section 6.2 thereof) of the PSA and the transactions contemplated thereunder.

Section 2. Distribution of Purchase Price. Notwithstanding anything to the contrary contained in the Partnership Agreement:

(a) immediately after receipt by the Partnership of the Purchase Price (as such term is defined in the PSA) pursuant to Section 5.2 of the PSA, the General Partner shall cause the Partnership to distribute in cash (i) 98% of the Purchase Price to the Limited Partner and (ii) 2% of the Purchase Price to the General Partner;

(b) if the post-closing adjustment to the Purchase Price under Section 6.2 of the PSA results in a payment due the Partnership, then immediately after receipt by the Partnership of such payment, the General Partner shall cause the Partnership to distribute in cash (i) 98% of such payment to the Limited Partner and (ii) 2% of such payment to the General Partner; and

(c) if the post-closing adjustment to the Purchase Price under Section 6.2 of the PSA results in a payment due Buyer (as defined in the PSA), the General Partner, in the name and on behalf of the Partnership, is authorized and directed to make such payment to Buyer, and the cost of such payment to the Partnership shall be allocated and borne (i) 98% to the Limited Partner and (ii) 2% to the General Partner.

Section 3. GP Sharing Percentage and LP Sharing Percentage.

(a) With respect to the business and operations of the Partnership conducted on and after the date hereof, the definition of GP Sharing Percentage, as set forth in Section 2.1 of the Partnership Agreement, shall be amended to read as follows:

“‘GP Sharing Percentage’ means 30%.”

(b) With respect to the business and operations of the Partnership conducted on and after the date hereof, the definition of LP Sharing Percentage, as set forth in Section 2.1 of the Partnership Agreement, shall be amended to read as follows:

“‘LP Sharing Percentage’ means 70%.”

(c) For purposes of clarity, (i) the phrase “business and operations of the Partnership conducted on and after the date hereof,” as used in Sections 3(a) and (b), is not meant to include consummation of the transactions contemplated under the PSA and (ii) this Section 3 is not meant to, nor shall, override the provisions of Section 2 with respect to the distribution by the Partnership of the Purchase Price to the Partners. In addition, for purposes of clarity, it is acknowledged and agreed that neither Section 2 nor Section 3 is meant to, nor shall, override the allocation of 100% of any Hedge Costs to the Limited Partner under Section 4.1(c) of the Partnership Agreement or the allocation of 100% of any revenues attributable to any Hedging Transaction to the Limited Partner under Section 4.2(a)(iv) of the Partnership Agreement.

(d) Except as otherwise provided in subsections (i) and (ii) below, with respect to the business and operations of the Partnership conducted prior to the date hereof, expressly including all costs of the Partnership with respect to the transactions contemplated hereby, the GP Sharing Percentages and LP Sharing Percentages in effect prior hereto shall apply:

(i) All allocations of Capital Costs with respect to the Longstreet Well in Montgomery County, Texas, and related income, gain, loss, deduction and credit will be made as if such costs were paid, expended, contributed or distributed on or after the date hereof, so that all such items associated with the Longstreet Well located in Montgomery County, Texas, will be made on a 70/30 basis, according to the GP Sharing Percentage and LP Sharing Percentage as established by this Agreement. These allocations with respect to the Longstreet Well will be made notwithstanding the amendment to the Partnership Agreement set forth in Section 4.

(ii) If and to the extent that the Partnership receives any refunds with respect to severance taxes due and paid on the Oil and Gas Properties of the Partnership prior to the date hereof, such refunds will be allocated between the Partners according the GP Sharing Percentage and LP Sharing Percentage in effect on the date of receipt of the refund.

Section 4. Amendment to Section 4.1 of Partnership Agreement. Section 4.1 of the Partnership Agreement is hereby amended to add a new subsection (e) as follows:

“(e) Notwithstanding the above and for the avoidance of doubt, depletion and depreciation shall be allocated for purposes of generally accepted accounting principles in accordance with the GP Sharing Percentage and the LP Sharing Percentage in effect at the time that the Depleteable Property or depreciable property was acquired.”

Section 5. Agreed Exception to Section 5.3 of the Partnership Agreement. Upon consummation of the transactions contemplated by the PSA, the General Partner shall not be deemed in violation of Section 5.3 of the Partnership Agreement with respect to its acquisition and ownership of the Properties (as such term is defined in the PSA).

Section 6. Representation and Warranties. Each Partner hereby represents and warrants to the other Partner and the Partnership that:

(a) Such Partner is duly formed, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. No actions or other proceedings to dissolve such Partner are pending or threatened.

(b) Such Partner has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance by such Partner of this Agreement, and the consummation by it of the transactions contemplated herein, have been duly authorized by all necessary action of such Partner. This Agreement has been duly executed and delivered by such Partner and constitutes a valid and legally binding obligations of such Partner, enforceable against such Partner in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(c) The execution, delivery and performance by such Partner of this Agreement and the consummation by it of the transactions contemplated herein (i) do not and will not conflict with or result in a violation of any provision of the governing instruments of such Partner and (ii) do not contravene or result in any breach or constitute a default under any applicable law, rule, regulation, judgment, license, permit, or order or any material loan, note or other agreement or instrument to which the Partner is a party or by which it or any of its properties are bound.

(d) No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by the Partner of this Agreement.

(e) There are no proceedings, actions, claims, suits, investigations or inquiries by or before any arbitrator, court, or other tribunal in any jurisdiction (domestic or foreign) either pending or, to the knowledge of such Partner, threatened against or affecting such Partner that would affect the execution and delivery of this Agreement by such Partner or the consummation of the transactions contemplated hereby by such Partner.

Section 7. Survival. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement by the Partners.

Section 8. Parties in Interest. All representations, warranties, covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a party to this Agreement except as provided below.

Section 9. Entire Agreement. This Agreement, the Partnership Agreement and the PSA constitute the entire agreement and understanding of the parties hereto in respect of their subject matters and supersede all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. To the extent that there is any conflict among this Agreement, the Partnership Agreement or the PSA, the terms and conditions of the Partnership Agreement will control.

Section 10. Governing Law. This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

Section 11. Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 12. References. As used in this Agreement: (i) all references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (ii) titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions; (iii) the words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (iv) words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.; (v) pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; (vi) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (vii) unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement; (viii) the word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions; and (ix) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

Section 13. Future Transfers. The Partners agree that, for a period of up to 90 days after the date of this Agreement, they will seek to formalize an agreement regarding the possible transfer to Catena Oil & Gas LLC of certain oil and gas interests that would include proved undeveloped reserves and acreage that is not included in a currently producing unit of the Partnership. Such agreement would include mutually agreeable terms such that upon the General Partner’s timely payment of agreed capital contributions to the Partnership, the wells drilled or Properties acquired by the Partnership after the date of this Agreement to which such capital contributions relate could be subject to such transfer (which could also include operations on the Longstreet Well but would exclude any additional workover operations on existing wells located on the Properties). The Partners would also seek to negotiate the allocation and distributions in the Agreement to reflect the terms of the transfer. Any reasonable third party costs and expenses incurred by the Partnership or the Limited Partner in connection with any such transfer will be borne solely by Catena Oil and Gas LLC in its separate capacity and not in its capacity as general partner of the Partnership.

Section 14. Ratification. The Partnership Agreement, as amended or modified by the terms of this Agreement, is hereby ratified and confirmed in all respects.

*Remainder of Page Intentionally Left Blank—Signature Page Follows*

IN WITNESS WHEREOF, the undersigned Partners have executed this Agreement as of the above date.

GENERAL PARTNER:

CATENA OIL & GAS LLC

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	Vice President-Business Development

LIMITED PARTNER:

EFS O&G, LLC

By:	AIRCRAFT SERVICES CORPORATION

By:	/s/ Carl Peterson
Name:	Carl Peterson
Title:	Vice President

SIGNATURE PAGE—CONSENT AND AMENDMENT NO. 1 TO

AGREEMENT OF LIMITED PARTNERSHIP